Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 29, 2024 , with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Manitex International, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of Manitex International, Inc. on Form S-3 (No. 333-267100) and on Form S-8 (Nos. 333-273641, 333-232357 and 333-265398).

/s/ GRANT THORNTON LLP

Chicago, Illinois

February 29, 2024